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                                                                    EXHIBIT 99.1

                       YAHOO! TO ACQUIRE BROADCAST.COM

          YAHOO! TO DELIVER WEB'S LEADING BROADCAST AUDIO AND VIDEO
                          PROGRAMMING AND SERVICES


SANTA CLARA, CALIF. APRIL 1, 1999 - Yahoo! Inc. (NASDAQ: YHOO) today announced it has signed a definitive agreement to acquire broadcast.com inc. (NASDAQ: BCST). The acquisition combines the Web's leading aggregator and broadcaster of streaming audio and video programming with one of the world's leading Web networks serving more than 50 million unique users per month. The acquisition expands Yahoo!'s rich multimedia content offerings for its users and provides additional distribution for content and services partners and enhanced services for advertisers and businesses.

Under the terms of the agreement, Yahoo! will issue 0.7722 of a share of Yahoo! common stock for each share of broadcast.com common stock. In addition, all outstanding options of broadcast.com will be converted into Yahoo! options. The acquisition, which will be accounted for as a pooling of interests and is subject to certain conditions, including regulatory approval and approval by broadcast.com shareholders, is expected to be completed in the third quarter of 1999. Yahoo! expects to record a one-time charge in the third quarter of 1999 relating to acquisition expenses.

"Broadcast.com's tremendous first-to-market advantage has made it the leading destination on the Web for audio and video broadcasts, and it will provide significant added value to Yahoo!'s audiences worldwide," said Tim Koogle, chairman and CEO of Yahoo!. "The acquisition of broadcast.com is a natural extension of our strategy to deliver the ultimate experience to Web users and a powerful advertising and distribution platform for both companies' content, advertising and business services providers."

The acquisition of broadcast.com further supports Yahoo!'s commitment to deliver the Web's leading content and services to its users, business partners and advertisers worldwide. The companies plan to provide Web users with the most comprehensive audio and video offerings on the Web. In addition, content and business partners will have a full turnkey audio and video streaming solution. Upon completion of the acquisition, Yahoo!'s advertisers and merchants will have expanded options to promote their businesses through the company's Fusion Marketing Online (FMO) integrated marketing programs, including multimedia advertising and business services hosting opportunities.

"Broadcast.com has built a scalable digital distribution network designed to deliver streaming audio and video to mass audiences, through any delivery mechanism or access device," said Mark Cuban, chairman and president of broadcast.com. Todd Wagner, CEO of broadcast.com, added, "This acquisition expands broadcast.com's mission to be the Web's leading broadcast services company in the world. Combining our Internet broadcasting expertise with Yahoo!'s position as one of the Web's leading global branded networks will enable us to extend our multimedia business services to an even larger customer and audience base."

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Upon completion of the merger, Yahoo! will exchange approximately 28,334,000 shares of Yahoo! common stock for approximately 36,692,000 shares of broadcast.com common stock. Additionally, Yahoo! will convert approximately 7,131,000 broadcast.com stock options into approximately 5,507,000 Yahoo! stock options.

Yahoo! and broadcast.com will hold a press and industry analyst conference call today at 12:00 p.m. ET/9:00 a.m. PT. Members from both companies will be available for comment. Individuals can conveniently listen to the media and analyst call live via broadcast.com by going to http://webevents.broadcast.com/ yahoo/mediabriefing0499/ on the Web. An archive of the briefing will be available at the same Web address following the call.

ABOUT BROADCAST.COM

Founded in 1995, broadcast.com is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure to deliver hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. The company broadcasts audio and video programming from television and radio stations and networks such as BBC World Service, A. H. Belo Corporation, CNN Audioselect and Granite Broadcasting; college and professional sports organizations such as Major League Baseball and the National Hockey League; and full-length CDs, films and audiobooks. Broadcast.com's Business Services group provides live and on-demand turnkey Internet broadcasting services to hundreds of businesses and organizations including AT&T, Dell, Forbes, Harvard University, Intel, and Microsoft. Broadcast.com also offers multimedia advertising opportunities on the Web, including audio and video gateway ads, commercials within broadcast.com programming, and channel and event sponsorships.

ABOUT YAHOO!

Yahoo! Inc. is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 18 world properties. Yahoo! has offices in Europe, the Asia Pacific, South America and Canada, and is headquartered in Santa Clara, Calif.

This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 1998 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the

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Securities and Exchange Commission. More information about potential factors that could affect broadcast.com's business and financial results are in broadcast.com's Annual Report on Form 10-K for the year ended Dec. 31, 1998, which are on file with the Securities and Exchange Commission. In addition, information about this transaction will be included in the combined Prospectus and Proxy Statement to be filed with the Securities and Exchange Commission (http://www.sec.gov).


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PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com
Sherry Manno, broadcast.com, (214) 748-6660, x2156, smanno@broadcast.com

Yahoo!, Fusion Marketing Online and the Yahoo! logo are trademarks and/or registered trademarks of Yahoo! Inc. broadcast.com is a registered trademark of broadcast.com inc. All other names are trademarks and/or registered trademarks of their respective owners.